                                                                     Exhibit 8.2



                       [Letterhead of Cooley Godward LLP]


                                  May 7, 1998


The Stockholders of Molecular Simulations, Inc.
9685 Scranton Road
San Diego, California  92121-3752

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of February 4, 1998 (the "Reorganization Agreement") by and among Pharmacopeia, Inc., a Delaware corporation ("Parent"), Micro Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Molecular Simulations, Inc., a Delaware corporation (the "Company").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     (a)  the Reorganization Agreement;

     (b) those certain tax representation letters dated May 6, 1998, delivered to us by Parent, Merger Sub and the Company containing certain representations of Parent, Merger Sub and the Company (the "Tax Representation Letters"); and

     (c) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by Parent, Merger Sub and the Company, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     3. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, provided the Merger is consummated in accordance with the terms and conditions of the Reorganization Agreement and as set forth in the Registration Statement, for federal income tax purposes:

     (i) The Merger will constitute a reorganization within the meaning of
Section 368(a)(1) of the Code;

     (ii) Parent, the Company and Merger Sub will not recognize any gain or loss as a result of the Merger;

     (iii) No gain or loss will be recognized by holders of Company Capital Stock who exchange their Company Capital Stock for Parent Common Stock, except with respect to any cash received by Company stockholders in lieu of fractional shares of parent Common Stock;

     (iv) A holder of Company Capital Stock who receives cash in lieu of a fractional share of Parent Common Stock will be treated as if the fractional share had been distributed to such holder as part of the Merger (with an appropriate amount of tax basis in the holder's Company Capital Stock allocated to such fractional share) and then redeemed by Parent in exchange for the cash distributed in lieu of the fractional share in a transaction governed by Section 302;

     (v) Each holder's aggregate tax basis in Parent Common Stock received in the Merger will equal his or her aggregate tax basis in the Company Capital Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received;

     (vi) Provided that the Company Capital Stock is held as a capital asset at the Effective Time, the holding period of Parent Common Stock received in the Merger in exchange therefor will include the holding period of such Company Capital Stock; and

     (vii) There will be no federal income tax consequences to holders of Parent Common Stock as a result of the Merger.

In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Certain Federal Income Tax Consequences" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects.

We consent to the reference to our firm under the captions "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement included in the Registration Statement and to the filing of this opinion as an exhibit to the Proxy Statement and to the Registration Statement.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, this opinion only relates to the holders of Company Capital Stock who hold such stock as a capital asset. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Company Capital Stock pursuant to the exercise of options or otherwise as compensation or who hold their Company capital stock as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction).

No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered in connection with the Registration Statement. It is intended for the benefit of the stockholders of the Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Sincerely,

Cooley Godward LLP

/s/ Susan Cooper Philpot
Susan Cooper Philpot

SCP:dp